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                                                                     Exhibit 4.1

                                 AMENDMENT NO. 2
                               TO RIGHTS AGREEMENT

     AMENDMENT NO. 2, dated as of March 3, 2006 ("Amendment No. 2"), to the Rights Agreement (the "Rights Agreement"), dated as of October 1, 1996, between Education Management Corporation, a Pennsylvania corporation (the "Company"), and Mellon Investor Services, LLC, a New Jersey limited liability company, as successor to Mellon Bank, N.A., as Rights Agent (the "Rights Agent"), as amended by Amendment No. 1 to Rights Agreement, dated as of November 9, 1999, between the Company and the Rights Agent.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 27;

     WHEREAS, the Board of Directors of the Company (the "Board of Directors"), on March 3, 2006, resolved that the Agreement and Plan of Merger, dated as of March 3, 2006, between EM Acquisition Corporation and the Company (the "Merger Agreement"), and the Merger (as defined in the Merger Agreement), are fair to and in the best interests of the Company and its shareholders; and

     WHEREAS, the Company has determined that it is desirable to amend the Rights Agreement as provided herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

     1. Amendments. The Rights Agreement is amended as follows:

          A. The definition of "Acquiring Person" in Section 1(a) is amended by inserting the following as a new paragraph at the end of such definition:

               "Notwithstanding anything in this Section 1(a) to the contrary, none of EM Acquisition Corporation, a Pennsylvania corporation ("Merger Co"), or any of its Affiliates, Associates, or shareholders, or the general partners, limited partners, or members of such shareholders (the "Exempted Persons"), either individually, collectively, or in any combination, shall be deemed to be an "Acquiring Person" solely by virtue of or as a result of (A) the approval, adoption, execution, delivery, or performance of the Merger Agreement by any of the Exempted Persons in connection with the Merger or (B) the acquisition of any Shares pursuant to the Merger Agreement or the consummation of the Merger pursuant to the Merger Agreement (the transactions described in clauses (A) or (B), the "Exempted Transactions")."

          B. Section 1 is amended by inserting the following subsections at the end of Section 1.

               "(ff) "Effective Time" shall have the meaning set forth in the Merger Agreement."

               "(gg) "Merger" shall have the meaning set forth in the Merger Agreement."

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               "(hh) "Merger Agreement" shall mean the Agreement and Plan of
Merger, dated as of March 3, 2006, between Merger Co and the Company, as it may be amended or supplemented from time to time."

               "(ii) "Shares" shall have the meaning set forth in the Merger Agreement."

          C. The definition of "Beneficial Owner" in Section 1(d) is amended by inserting the following sentence at the end of such definition:

               "Notwithstanding anything in this Section 1(d) to the contrary, none of the Exempted Persons, either individually, collectively, or in any combination, shall be deemed to be a "Beneficial Owner" of or to "beneficially own" any securities beneficially owned, directly or indirectly, by any other Exempted Persons solely by virtue of or as a result of any Exempted Transaction."

          D. The definition of "Shares Acquisition Date" in Section 1(bb) is amended by inserting the following at the end of such definition:

               "Notwithstanding anything in this Section 1(bb) to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely by virtue of or as a result of the public announcement of any Exempted Transaction."

          E. Section 2 is amended by deleting the words "and the holders of the Rights (who in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares)."

          F. Section 3(a) is amended by inserting the following sentence at the end of Section 3(a):

               "Notwithstanding anything in the Agreement to the contrary, a "Distribution Date" shall not be deemed to have occurred solely by virtue of or as a result of any "Exempted Transaction."

          G. Section 7(a) is hereby amended in its entirety to read as follows:

               "(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on the tenth anniversary of the date of the consummation of the offering (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the Effective Time, but only if the Effective Time shall occur."


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          H. Section 25(a) is amended by inserting the following sentence at the end of such Section 25(a):

               "Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give any such notice in connection with any Exempted Transaction provided that they will endeavor to provide the Rights Agent with notice of the Effective Time."

          I. A new Section 35 is added to read in its entirety as follows:

               "Section 35. Termination. Immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations, or liabilities hereunder, and (c) the holders of the Rights shall not be entitled to any benefits, rights, or other interests under this Agreement, including without limitation, the right to purchase or otherwise acquire Preferred Shares or any other securities of the Company or of any other Person. Notwithstanding the foregoing, Section 18 hereof shall survive the termination of this Agreement."

     2. Counterparts. This Amendment No. 2 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment No. 2 by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment No. 2.

     3. Governing Law. This Amendment No. 2 shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth.

     4. Effectiveness. This Amendment No. 2 shall be deemed effective immediately prior to the execution and delivery of the Merger Agreement on and as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and attested, all as of the day and year first written above.

Attest:                                 EDUCATION MANAGEMENT CORPORATION


By: /s/ Robert B. Knutson               By: /s/ John R. McKernan, Jr.
    ---------------------------------       ------------------------------------
Name: Robert B. Knutson                 Name: John R. McKernan, Jr.
Title: Chairman                         Title: Chief Executive Officer


Attest:                                 MELLON INVESTOR SERVICES, LLC


By: /s/ Rita A. Swartz                  By: /s/ Cynthia Pacolay
    ---------------------------------       ------------------------------------
Name: Rita A. Swartz                    Name: Cynthia Pacolay
Title: Client Relationship Executive    Title: Client Relationship Executive